UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2011

Blue Ridge Real Estate Company

Big Boulder Corporation

(Exact Name of Registrant Specified in Charter)

0-28-44 (Blue Ridge)

24-0854342 (Blue Ridge)

Pennsylvania

0-28-43 (Big Boulder)

24-0822326 (Big Boulder)

(State or Other Jurisdiction of Incorporation)

(Commission File Number)

(I.R.S. Employer Identification No.)

P. O. Box 707, Blakeslee, Pennsylvania                       18610-0707

(Address of Principal Executive Offices)                                                       (Zip Code)

(570) 443-8433

(Registrant’s telephone number, including area code)

Not Applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Effective August 17, 2011, Blue Ridge Real Estate Company (the “Seller”) entered into a Purchase and Sale Agreement (the “Agreement”) with Scott Family Trust and Ross Family Trust (collectively, the “Buyer”), whereby the Seller agreed to sell and convey, and the Buyer agreed to purchase and acquire from Seller, the property located at 4306 South College Avenue, Fort Collins, Colorado (the “Property”) for an aggregate purchase price of $1,450,000 (the “Purchase Price”).  The Agreement provides that Buyer will transfer to Seller all of its right, title and interest to the Property, subject to certain exceptions for, among other things, zoning ordinances, a lien for ad valorem taxes and the Reciprocal Easement Agreement between Seller and GSP2-2 Pavilion Limited Liability Company (the “Developer”), under which the Developer has a right of first refusal to purchase the Property (the “ROFR”).  The Agreement also provides that the Seller will assign and Buyer will assume the lease between Seller and AmRest, LLC  (“Tenant”) pursuant to which Seller leases the property to Tenant for the operation of a restaurant (the “Lease”).

Pursuant to the Agreement, the Buyer is required to pay the Purchase Price by making a $30,000 deposit (the “Initial Deposit”) into an escrow account within 48 hours of the effective date of the Agreement.  The balance of the Purchase Price shall be payable to Seller at closing (“Closing”).  Proceeds from the sale will be used for working capital purposes.

The Agreement contains customary representations, warranties and covenants, including a covenant by Seller to permit Buyer to inspect the Property until the later of (i) 17 days after Tenant and Developer waive or fail to exercise the ROFR or (ii) September 4, 2011 (such period, the “Inspection Period”).  Closing under the Agreement shall occur on or before the 30th day following expiration of the Inspection Period, and is subject to certain conditions, including, among other things, (i) delivery by Seller of an estoppel certificate regarding the Lease and (ii) the Developer’s waiver of or failure to exercise the ROFR.

The Agreement provides for certain termination rights for Seller and Buyer.  Buyer may terminate the Agreement (i) in its sole discretion at any time prior to expiration of the Inspection Period; (ii) upon a breach of any representation or warranty of Seller prior to Closing; or (iii) if the sale of the Property is not consummated due to a material, uncured breach by Seller.  If Buyer terminates the Agreement on the occurrence of any of these events, the Initial Deposit will be refunded to Buyer.  Seller may terminate the Agreement upon a material, uncured breach by Buyer prior to Closing. Upon such termination by Seller, Seller will retain the Initial Deposit. The Agreement further provides that if the ROFR is exercised, the Agreement will automatically terminate and the Initial Deposit will be refunded to Buyer.

The foregoing is only a summary of the Agreement and is qualified in its entirety by the text of the Agreement.  You are urged to read the Agreement in its entirety for a more complete description of the terms and conditions of the Agreement.  A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description
10.1	Purchase and Sale Agreement, dated August 17, 2011, between Blue Ridge Real Estate Company and Scott Family Trust and Ross Family Trust

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE RIDGE REAL ESTATE COMPANY BIG BOULDER CORPORATION

Date: August 23, 2011	By: /s/ Eldon D. Dietterick
Name: Eldon D. Dietterick Title: Executive Vice President and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Purchase and Sale Agreement, dated August 17, 2011, between Blue Ridge Real Estate Company and Scott Family Trust and Ross Family Trust